Exhibit 4.1

Number op Shares Specimen OpGen, inc. incorporated under the laws of the state of deleware see reverse for certain definitions common stock cusip 68373l 20 8 This certifies that: specimen – not negotiable is the owner of fully paid and non-assessable shares of common stock of $.01 par value each of opgen, inc. transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the state of Delaware, and to the Certificate Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent. WITNESS the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers. DATED: countersigned Philadelphia stock transfer. Inc 2320 haverford rd. suite 230. Ardmore, PA 19003 Transfer Agent authorized signature corporate SEAL 2001 Delaware Specimen not negotiable Chief financial officer CEO/President